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Santafe de Bogota, D.C., November 12, 1996

Seflores
OCCIDENTE Y CARIBE  CELULAR S.A.-OCCEL S.A.
Medellin


Subject:        Registration Statement on Form S-4
                Registration No. 333-9609

Dear Sirs:

        I have acted as the initiating lawyer in a proceeding filed in the Administrative Tribunal of Antioquia against resolution 019 of July 21 of 1994 of the municipality of Medellin; in that regard I have issued an opinion to Occel S.A. (QC-182/96) dated April 19, 1996 in which I analyze the probabilities of success of such proceeding explaining the reasons for which such resolution is considered illegal.

        I am aware that my opinion as well as my name are mentioned in the section "Business-Legal Proceedings" in the above mentioned Registration Statement and by signing this letter I consent to: I) the mentioning of my name in the Registration Statement, II) the inclusion of this consent as an exhibit in amendment 2 to Registration Statement.

Sincerely,



LUCY CRUZ DE QUINONES
C.C. No. 41.581.364 de Bogota
T.P. No. 15.452 de Minjusticia.